Prospectus

KURRANT MOBILE CATERING, INC.

Spin-Off of KURRANT MOBILE CATERING, INC. by the Distribution of

1,266,754 Shares of Common Stock

We are furnishing this Prospectus to the shareholders of Kurrant Food Enterprises, Inc. (KRTF), a Colorado corporation.

KRTF owns the shares. Shareholders of KRTF will receive one (1) of our shares for every ten (10) shares of KRTF which they owned on January 10, 2008, the record date of the distribution. Fractional shares will be rounded to the next whole share. These distributions will be made within ten (10) days of the date of this Prospectus. KURRANT MOBILE CATERING, INC. is bearing all costs incurred in connection with this distribution.

Before this offering, there has been no public market for our common stock and our common stock is not listed on any stock exchange or on the over-the-counter market. This distribution of our common shares is the first public distribution of our shares. It is our intention to seek a market maker to publish quotations for our shares on the OTC Electronic Bulletin Board; however, we have no agreement or understanding with any potential market maker. Accordingly, we can provide no assurance to you that a public market for our shares will develop and if so, what the market price of our shares may be.

Investing in our common stock involves a high degree of risk.
You should read the "Risk Factors" beginning on Page 6.

Neither the Securities and Exchange Commission nor any state securities commission has approved or disapproved of the securities or passed on the adequacy or accuracy of the disclosures in the prospectus. Any representation to the contrary is a criminal offense.

The date of this prospectus is January 7, 2008, as amended on February 8, 2008.

Questions And Answers About The Spin-Off

Q:	How Many Mobile Catering Shares Will I Receive?

A:	Mobile Catering will distribute to you one (1) share of our common stock for every ten (10) shares of KRTF you owned on the record date. Fractional shares will be rounded to the next whole share.

Q:	What Are Shares Of Mobile Catering Worth?

A:	The value of our shares will be determined by their trading price after the spin-off. We do not know what the trading price will be and we can provide no assurances as to value.

Q:	What Will Mobile Catering Do After The Spin-Off?

A:	We plan to operate a mobile catering company. We are currently in the development stage.

Q:	Will Mobile Catering Shares Be Listed On A National Stock Exchange Or The Nasdaq Stock Market?

A:
Our shares will not be listed on any national stock exchange or the Nasdaq Stock Market. It is our hope that the shares will be quoted by one or more market makers on the OTC Electronic Bulletin Board, although we have no agreements or understandings with any market maker to do so.

Q:	What Are The Tax Consequences To Me Of The Spin-Off?

A:
We do not believe that the distribution will qualify as a tax-free spin-off under U.S. tax laws. Consequently, the total value of the distribution, as well as your initial tax basis in our shares, will be determined by the fair market value of our common shares at the time of the spin-off. A portion of this distribution will be taxable to you as a dividend and the remainder will be a tax-free reduction in your basis in your KRTF shares.

Q:	What Do I Have To Do To Receive My Mobile Catering Shares?

A:
No action by you is required. You do not need to pay any money or surrender your KRTF common shares to receive our common shares. We will mail your Mobile Catering shares to your record address as of the record date.

About this Prospectus

 You should rely only on the information contained in this prospectus. We have not, and KRTF has not, authorized anyone to provide you with different information. If anyone provides you with different or inconsistent information, you should not rely on it. KRTF and we believe that the information contained in this prospectus is accurate as of the date on the cover. Changes may occur after that date; KRTF and we may not update this information except as required by applicable law.

Forward-looking Statements

This prospectus contains statements that plan for or anticipate the future. Forward-looking statements include statements about our future business plans and strategies, and most other statements that are not historical in nature. In this prospectus, forward-looking statements are generally identified by the words "anticipate," "plan," "believe," "expect," "estimate," and the like. Although we believe that any forward-looking statements we make in this prospectus are reasonable, because forward-looking statements involve future risks and uncertainties, there are factors that could cause actual results to differ materially from those expressed or implied. For example, a few of the uncertainties that could affect the accuracy of forward-looking statements, besides the specific factors identified above in the Risk Factors section of this prospectus, include:

•	changes in general economic and business conditions affecting the catering industry, especially mobile catering operations;

•	changes in legislation and regulation effecting the catering industry;

•	changes in our business strategies;

•	the level of demand for our products and services; and

•	the availability of working capital.

 In light of the significant uncertainties inherent in the forward-looking statements made in this prospectus, particularly in view of our early stage of operations, the inclusion of this information should not be regarded as a representation by our company or any other person that our objectives and plans will be achieved.

Summary
About Our Company

 Please note that throughout this prospectus the words “the Company,” "we," "our," or "us" refers to Kurrant Mobile Catering, Inc (“Mobile Catering”).

      Mobile Catering is a wholly-owned subsidiary of Kurrant Food Enterprises, Inc.(“KRTF”). On November 30, 2007, the directors of KRTF approved, subject to the effectiveness of a registration with the Securities and Exchange Commission, a spin-off to KTRF shareholders of record as of January 10, 2008 (the “Record Date”), on a pro rata basis, with one share each of Kurrant Mobile Catering, Inc. to be issued for each ten shares issued and outstanding of common stock owned by such KRTF shareholders as of the Record Date. Since KRTF’s business is related to the proposed activities of Mobile Catering, the KRTF directors decided it was in the best interest of KRTF and Mobile Catering and KRTF's shareholders to spin-off Mobile Catering to minimize any potential of conflict of interest.

The shares of Mobile Catering are owned by KRTF, who will distribute the Mobile Catering shares once the Form SB-2 is effective with the Securities and Exchange Commission. The shares will be distributed by Corporate Stock Transfer, which acts as our transfer agent.

 We are a development stage company. Our development stage began when we incorporated on November 15, 2007. Our plan is to own and operate a mobile catering business. See “Business” below.

On November 15, 2007, an organization named Spyglass Investment Partnership (“Spyglass ”) agreed to provide operating capital in the form of a loan of $250,000 to cover operating expenses. This loan is evidenced by an unsecured promissory note which is due November 15, 2008, with a possible extension ending November 15, 2009. Also, on November 15, 2007, four unaffiliated individuals loaned a total of $12,500 to us. We gave each of them promissory notes and warrants to purchase a total of 62,500 of our common shares under the same terms and conditions as the Spyglass note and warrant.

We issued have a total of 200,000 warrants to Spyglass , exercisable at a price of $0.001 per share subject to adjustment, for a period of five years from the date of issuance. These warrants were issued as an additional inducement for Spyglass to loan us $250,000. The warrants are subject to registration rights.

Our principal executive offices are located at 3029 S. Cherry Way, Denver, Colorado 80222. Our telephone number is (303) 300-5255. We have no website.

Risk Factors

       You should carefully consider the risks and uncertainties described below and the other information in this prospectus before deciding to invest in shares of our common stock.

       The occurrence of any of the following risks could materially and adversely affect our business, financial condition and operating result. In this case, the trading price of our common stock could decline and you might lose all or part of your investment.

 If we do not generate adequate revenues to finance our operations, our business may fail.

We have not generated revenues from our inception. As of November 30, 2007, we had a cash position of $ 8,500. Operating costs are expected to range between $30,000 and $50,000, for the fiscal year ending November 30, 2007. These operating costs include insurance, taxes, utilities, maintenance, contract services and all other costs of operations. We will use contract employees who will be paid on a per transaction basis for each catering. However, the operating costs and expected revenue generation are difficult to predict. We expect to generate revenues in the next twelve months from catering operations using referrals from KRTF and unrelated individuals and entities that operate in the catering business. Since there can be no assurances that revenues will be sufficient to cover operating costs for the foreseeable future, it may be necessary to raise additional funds. Due to our lack of operating history, raising additional funds may be difficult. In November, 2007, an organization named Spyglass Investment Partnership (“Spyglass ”) agreed to provide operating capital in the form of a loan of $250,000 to cover operating expenses. This loan is evidenced by an unsecured promissory note which is due November 15, 2008, with a possible extension ending November 15, 2009. If we are unable to raise funds to cover any operating deficit after fiscal year ending November 15, 2009, our business may fail.

Because we had incurred a loss and have no current operations, our accountants have expressed doubts about our ability to continue as a going concern.

 For the fiscal year ended November 30, 2007, our accountants have expressed doubt about our ability to continue as a going concern as a result of lack of history of operations, limited assets, and operating losses since inception. Our ability to achieve and maintain profitability and positive cash flow is dependent upon:

•	our ability to locate customers who will use our catering services; and

•	our ability to generate revenues.

Based upon current plans, we expect to incur operating losses in future periods because we will be incurring expenses and not generating sufficient revenues. We expect our operating costs to range between $30,000 and $50,000 for the fiscal year ending November 30, 2007. We cannot guarantee that we will be successful in generating sufficient revenues or other funds in the future to cover these operating costs. Failure to generate sufficient revenues will cause us to go out of business.

Our business operations will be highly dependent upon our ability to attract and maintain key employees with experience in the catering business. We must be able to attract and retain key personnel to fully staff our operations. We are completely dependent upon Mr. Bell for our operations.

           The ultimate success of our business operations will be highly dependent upon our ability to attract and maintain key employees with experience in the catering business. The process of hiring employees with the combination of skills and attributes required to carry out our business plan is extremely competitive and time-consuming. However, to date, we have not hired anyone. Mr. Bell currently performs all of our operations. We cannot guarantee that we will be able to identify and/or hire qualified personnel as and when they are needed for our operations. The loss of the services of Mr. Bell or the inability to attract qualified personnel, could materially adversely affect our business, financial condition and results of operations. No one in our company has a written employment agreement.

The catering industry is highly competitive. If we are not well received or successful, we may never achieve profitability.

The catering industry is highly competitive with respect to price and service. There are numerous competitors, many well-established, including national, regional and local organizations possessing substantially greater financial, marketing, personnel and other resources than we do. There can be no assurance that we will be able to respond to various competitive factors affecting the catering industry. The catering industry is also generally affected by changes in client preferences, national, regional and local economic conditions and demographic trends. The performance of catering may also be affected by factors such as demographic considerations, and the type, number and location of competing operations. In addition, factors such as inflation, increased labor and employee benefit costs and a lack of availability of employees may also adversely affect our industry in general and our operations in particular. We cannot guarantee that we will be able to successfully compete.

The lack of a broker or dealer to create or maintain a market in our stock could adversely impact the price and liquidity of our securities.

 We have no agreement with any broker or dealer to act as a market maker for our securities and there is no assurance that we will be successful in obtaining any market makers. Thus, no broker or dealer will have an incentive to make a market for our stock. The lack of a market maker for our securities could adversely influence the market for and price of our securities, as well as your ability to dispose of, or to obtain accurate information about, and/or quotations as to the price of, our securities.

As our stock will not be listed on NASDAQ or another national exchange, trading in our shares will be subject to rules governing "penny stocks," which will impair trading activity in our shares.

 As we do not intend to list our stock on NASDAQ or another national exchange, our stock will therefore be subject to rules adopted by the Commission regulating broker dealer practices in connection with transactions in "penny stocks." Those disclosure rules applicable to "penny stocks" require a broker-dealer, prior to a transaction in a "penny stock" not otherwise exempt from the rules, to deliver a standardized list disclosure document prepared by the Commission. That disclosure document advises an investor that investment in "penny stocks" can be very risky and that the investor's salesperson or broker is not an impartial advisor but rather paid to sell the shares. The disclosure contains further warnings for the investor to exercise caution in connection with an investment in "penny stocks," to independently investigate the security, as well as the salesperson with whom the investor is working and to understand the risky nature of an investment in this security. The broker dealer must also provide the customer with certain other information and must make a special written determination that the "penny stock" is a suitable investment for the purchaser and receive the purchaser's written agreement to the transaction. Further, the rules require that, following the proposed transaction, the broker provide the customer with monthly account statements containing market information about the prices of the securities.

 These disclosure requirements may have the effect of reducing the level of trading activity in the secondary market for our common stock. Many brokers may be unwilling to engage in transactions in our common stock because of the added disclosure requirements, thereby making it more difficult for stockholders to dispose of their shares. You will also find it difficult to obtain accurate information about, and/or quotations as to the price of, our common stock.

Issuances of our stock could dilute current shareholders and adversely affect the market price of our common stock, if a public trading market develops.

 We have the authority to issue up to 50,000,000 shares of common stock, 1,000,000 shares of preferred stock, and to issue options and warrants to purchase shares of our common stock without stockholder approval. Although no financing is planned currently, we may need to raise additional capital to fund operating losses. If we raise funds by issuing equity securities, our existing stockholders who receive shares in the spin-off may experience substantial dilution. In addition, we could issue large blocks of our common stock to fend off unwanted tender offers or hostile takeovers without further stockholder approval.

 The issuance of preferred stock by our board of directors could adversely affect the rights of the holders of our common stock. An issuance of preferred stock could result in a class of outstanding securities that would have preferences with respect to voting rights and dividends and in liquidation over the common stock and could, upon conversion or otherwise, have all of the rights of our common stock. Our board of directors' authority to issue preferred stock could discourage potential takeover attempts or could delay or prevent a change in control through merger, tender offer, proxy contest or otherwise by making these attempts more difficult or costly to achieve.

Colorado law and our Articles of Incorporation protect our directors from certain types of lawsuits, which could make it difficult for us to recover damages from them in the event of a lawsuit.

 Colorado law provides that our directors will not be liable to our company or to our stockholders for monetary damages for all but certain types of conduct as directors. Our Articles of Incorporation require us to indemnify our directors and officers against all damages incurred in connection with our business to the fullest extent provided or allowed by law. The exculpation provisions may have the effect of preventing stockholders from recovering damages against our directors caused by their negligence, poor judgment or other circumstances. The indemnification provisions may require our company to use our assets to defend our directors and officers against claims, including claims arising out of their negligence, poor judgment, or other circumstances.

The share control position of Christopher Bell will limit the ability of other shareholders to influence corporate actions.

          After distribution of our shares to the KRTF shareholders, our largest shareholder, Christopher Bell, will own and control 1,010,000 shares and thereby control approximately 80% of our outstanding shares. Because Christopher Bell individually will beneficially control more than a majority of the outstanding shares, other shareholders, individually or as a group, will be limited in their ability to effectively influence the election or removal of our directors, the supervision and management of our business or a change in control of or sale of our company, even if they believed such changes were in the best interest of our shareholders generally.

Our future success depends, in large part, on the continued service of our President.

          We depend almost entirely on the efforts and continued employment of Mr. Bell, our President and Secretary-Treasurer. Mr. Bell is our primary executive officer, and we will depend on him for nearly all aspects of our operations. In addition, Spyglass is our only source of financing. We do not have an employment contract with Mr. Bell, and we do not carry key person insurance on his life. The loss of the services of Mr. Bell through incapacity or otherwise, would have a material adverse effect on our business. It would be very difficult find and retain qualified personnel such as Mr. Bell.

Our future success depends, in large part, on the continued financing of Spyglass. The loss of this financing would have a material adverse effect on our business

       Spyglass is our only source of continued financing. It would be very difficult find a financing source to replace Spyglass. The loss of the Spyglass financing would have a material adverse effect on our business.

We do not expect to pay dividends on common stock.

       We have not paid any cash dividends with respect to our common stock, and it is unlikely that we will pay any dividends on our common stock in the foreseeable future. Earnings, if any, that we may realize will be retained in the business for further development and expansion.

The Spin-Off and Pln of Distribution

Distributing Company	KURRANT MOBILE CATERING, INC.

Shares To Be Distributed	1,266,754 shares of our common stock, $0.001 par value. The shares to be distributed in the spin-off will represent 100% of our total common shares outstanding.

Distribution Ratio
One (1) of our common shares for every ten (10) common shares of KRTF owned of record on   January 10, 2008. No cash distributions will be paid. Fractional shares will be rounded to the next whole share.

No Payment Required	No holder of KRTF common shares will be required to make any payment, exchange any shares or to take any other action in order to receive our common shares.

Record Date
The record date for Kurrant Mobile's distribution shares is January 10, 2008. After the record date, the KRTF common shares will be trading "ex dividend," meaning that persons who have bought their common shares after the record date are not entitled to participate in the distribution.

Prospectus Mailing Date	On or about February 12, 2008, we will mail.this prospectus to you.

Distribution Date
1,266,754 of our common shares, which are held by KRTF, will be delivered to the distribution agent on this date, and the spin-off will be completed.  The distribution date will be on or about February 12, 2008. You will be entitled to receive our shares even if you sold your KRTF shares after the record date. A certificate representing your shares of our common stock will be mailed to your address of record as of the record date. The mailing process is expected to take about thirty (30) days.

Distribution Agent	The distribution agent for the spin-off will be Corporate Stock Transfer, Denver, Colorado.

Listing and Trading of Our Shares
There is currently no public market for our shares. We do not expect a market for our common shares to develop until after the distribution date. Our shares will not qualify for trading on any national or regional stock exchange or on the NASDAQ Stock Market. We will attempt to have one or more broker/dealers agree to serve as market makers and quote our shares on the over-the-counter market on the OTC Electronic Bulletin Board maintained by the NASD. However, we have no present agreement, arrangement or understanding with any broker/dealer to serve as a market maker for our common shares. If a public trading market develops for our common shares, of which there can be no assurance, we cannot ensure that an active trading market will be available to you. Many factors will influence the market price of our shares, including the depth and liquidity of the market which may develop, investor perception of our business, growth prospects and general market conditions.

Background and Reasons for the Spin-Off

          Mobile Catering is a corporation which was formed under the laws of the State of Colorado on November 15, 2007. Our Articles of Incorporation authorize our company to issue 50,000,000 shares of common stock with $0.001 par value per share and 1,000,000 shares of preferred stock with $0.10 par value per share.

         Mobile Catering was a wholly-owned subsidiary of Kurrant Food Enterprises, Inc.(“KRTF”). On November 30, 2007, the directors of KRTF approved, subject to the effectiveness of a registration with the Securities and Exchange Commission, the pro rata spin-off of Mobile Catering to KRTF shareholders of record on January 10, 2008  on a pro rata basis. Since KRTF’s business is related to the proposed activities of Mobile Catering, the KRTF directors decided it was in the best interest of KRTF and Mobile Catering and KRTF's shareholders to spin-off Mobile Catering to minimize any potential of conflict of interest.

          The shares of Mobile Catering are owned by KRTF, who will distribute the Mobile Catering shares once the Form SB-2 is effective with the Securities and Exchange Commission. The shares will be distributed by Corporate Stock Transfer, which acts as our transfer agent.

Mechanics of Completing the Spin-Off

        On or about February 12, 2008, Corporate Stock Transfer, Inc., will distribute 1,266,754 shares of our common stock to the KRTF shareholders as of January 10, 2008, pro rata.

          You will be entitled to receive our shares even if you sold your KRTF shares after the record date. A certificate representing your shares of our common stock will be mailed to your address of record as of the record date. The mailing process is expected to take about thirty (30) days.

           No cash distributions will be paid. Fractional shares will be rounded to the next whole share.

          No holder of common shares of KRTF is required to make any payment or exchange any shares in order to receive our common shares in the spin-off distribution.

          If we are unable to locate a shareholder entitled to receive our shares as part of the dividend spin-off, then such shares will be returned to our parent company, KRTF.

Capitalization

 The following table sets forth our capitalization as of November 30, 2007. This section should be read in conjunction with the consolidated financial statements and related notes contained elsewhere in this prospectus.

As of November 30, 2007

Total current liabilities	$17,612
Total Liabilities	$17,612
Shareholders' (Deficit)
Preferred Stock, $0.10 par value, 1,000,000 shares authorized; no shares outstanding	-0-
Common Stock, $0.001 par value; authorized 50,000,000 shares: 2,000,000 issued and outstanding(1)	2,000
Additional paid-in capital	3,125
-

Accumulated (deficit) during developmental stage	(14,237)
Total shareholders' equity	(9,112)
Total liabilities and shareholders' equity	8,500
_____________

 (1) In connection with the spin-off, we estimate that KRTF will issue approximately 1,266,754 shares to KRTF shareholders. As a result, KRTF will cancel and return to authorized shares a total of approximately 733,246 shares, giving the KRTF shareholders one hundred percent ownership of us. However, because KRTF will be rounding up fractional shares, we will not know the final share numbers until January 10, 2008, the record date of the transaction.

Certain Market Information

 There currently exists no public trading market for our common stock. We do not intend to develop a public trading market until the spin-off has been completed. There can be no assurance that a public trading market will develop at that time or be sustained in the future. Without an active public trading market, you may not be able to liquidate your shares without considerable delay, if at all. If a market does develop, the price for our securities may be highly volatile and may bear no relationship to our actual financial condition or results of operations. Factors we discuss in this prospectus, including the many risks associated with an investment in our company, may have a significant impact on the market price of our common stock. Also, because of the relatively low price of our common stock, many brokerage firms may not effect transactions in the common stock.

 Upon effectiveness of this SB-2, we plan to apply for quotation of the Common Stock on the OTC Bulletin Board operated by the National Association of Securities Dealers, Inc. Mobile Catering will have 1,266,754 shares of common stock issued and outstanding.

 Mobile Catering has never paid a dividend on its common stock. We do not anticipate paying any dividends on our common stock in the foreseeable future. Management anticipates that earnings, if any, will be retained to fund our working capital needs and the expansion of our business. The paying of any dividends is in the discretion of the Board of Directors.

 Following the spin-off, we believe that there will be approximately eighty-eight stockholders of record.

Selected Financial Data

 Set forth below is our selected financial data as of and for the year ended November 30, 2007. This financial information is derived from our consolidated financial statements and related notes included elsewhere in this prospectus and is qualified by reference to these consolidated financial statements and the related notes thereto.

Balance Sheet Data	Year Ended November 30, 2007

Total assets	$8,500

Current assets	8,500

Current liabilities	17,612

Shareholders' equity	(9,112)

Operating Statement Data	For the Year Ended November 30, 2007

Revenues	$-0-

Net income (loss)	(14,237)

Weighted average number of common shares	2,000,000

Basic and diluted income (loss) per common share	(0.01)

Management's Discussion and Analysis of
Financial Condition and Results of Operations

 Certain statements in this Management's Discussion and Analysis of Financial Condition and Results of Operations that are not historical facts are forward-looking statements such as statements relating to future operating results, existing and expected competition, financing and refinancing sources and availability and plans for future development or expansion activities and capital expenditures. Such forward-looking statements involve a number of risks and uncertainties that may significantly affect our liquidity and results in the future and, accordingly, actual results may differ materially from those expressed in any forward-looking statements. Such risks and uncertainties include, but are not limited to, those related to effects of competition, leverage and debt service financing and refinancing efforts, general economic conditions, and changes in applicable laws or regulations. The following discussion and analysis should be read in conjunction with the consolidated financial statements and notes thereto appearing elsewhere in this report.

 Our activities have been primarily focused on organization as a development stage enterprise since planned principal operations have not yet commenced. Accordingly, management does not consider the historical results of operations to be representative of our future results of operation. Our development stage began with our incorporation. Our plan is to own and operate a mobile catering business. See “Business” below.

Critical Accounting Policies

 We have identified the following policies below as critical to our business and results of operations. For further discussion on the application of these and other accounting policies, see Note 1 to the accompanying audited financial statements for the year ended November 30, 2007, included elsewhere in this Prospectus. Our reported results are impacted by the application of the following accounting policies, certain of which require management to make subjective or complex judgments. These judgments involve making estimates about the effect of matters that are inherently uncertain and may significantly impact quarterly or annual results of operations. For all of these policies, management cautions that future events rarely develop exactly as expected, and the best estimates routinely require adjustment. Specific risks associated with these critical accounting policies are described in the following paragraphs.

Use of Estimates in the Preparation of Financial Statements

 The preparation of financial statements in conformity with generally accepted accounting principles requires management to make estimates and assumptions that affect the reported amounts of assets and liabilities and disclosure of contingent assets and liabilities at the date of the financial statements and the reported amounts of revenue and expenses during the reporting period. Actual results could differ from those estimates.

Revenue Recognition

 We have had no revenue during the year ended November 30, 2007. Anticipated future operating revenue will represent services in connection owning and operating a mobile catering business. Such revenues will be recorded as the catering operations are performed.

Plan of Operation for November 30, 2007 to November 30, 2008.

 Mobile Catering intends to own and operate a mobile catering business. Our operating costs are expected to range between $30,000 and $50,000 for the fiscal year ending November 30, 2008. These operating costs include insurance, taxes, utilities, maintenance, contract services and all other costs of operations. However, the operating costs and expected revenue generation are difficult to predict. We expect to generate revenues in the next twelve months from catering operations using referrals from KRTF and unrelated individuals and entities that operate in the catering business. Since there can be no assurances that revenues will be sufficient to cover operating costs for the foreseeable future, it may be necessary to raise additional funds. Due to our lack of operating history, raising additional funds may be difficult. In November, 2007, an organization named Spyglass Investment Partnership (“Spyglass “) agreed to provide operating capital in the form of a loan of $250,000 to cover operating expenses. This loan is evidenced by an unsecured promissory note which is due November 15, 2008, with a possible extension ending November 15, 2009. If we are unable to raise funds to cover any operating deficit after fiscal year ending November 15, 2009, our business may fail.

 We generated no revenues during the year ended November 30, 2007, and management does not anticipate any revenues until March, 2008, as contemplated by our business plan.

Seasonality

 We do not expect that our business will be seasonal with nearly all revenue generated throughout the year. However, with our startup phase, we do not anticipate any material revenue until March, 2008.

Results of Operations

 We had no revenue for the year ended November 30, 2007.  Operating expenses during the year ended November 30, 2007 totaled $14,125, consisting of legal and accounting fees.

Liquidity and Capital Resources

 At November 30, 2007, we had an unrestricted cash balance of $8,500. Our current assets were $8,500      at November 30, 2007 and our current and total liabilities totaled $17,612, resulting in stockholders equity of ($9,112).

Financial Position

 At November 30, 2007, we had no commitments for capital expenditures. In November, 2007, Spyglass Investment Partnership agreed to provide operating capital in the form of a loan of $250,000 to cover operating expenses. This loan is evidenced by an unsecured promissory note which is due November 15, 2008, with a possible extension ending November 15, 2009. Management estimates it will take approximately $35,000 - $50,000 per year to fund proposed operations. Since we have no operating history, it is uncertain whether revenue from operations will be sufficient to cover our operating expenses. We have no commitment for funding after fiscal year 2009. If we are unable to raise funds to cover any operating deficit after fiscal year ending November 30, 2008, our business may fail.

Trends

 There are no known trends, events or uncertainties that have had or that are reasonably expected to have a material impact on the net sales or revenues or income from our proposed operations. Our management has not made any commitments, which will require any material financial resources.

Business

Business Development

   Mobile Catering is a corporation which was formed under the laws of the State of Colorado on November 15, 2007. We are a wholly-owned subsidiary of Kurrant Food Enterprises, Inc.(“KRTF”).

We are a development stage company. Our development stage began when we incorporated on November 15, 2007. Our plan is to own and operate a mobile catering business.

 On November 30, 2007, the directors of KRTF approved, subject to the effectiveness of a registration with the Securities and Exchange Commission, the pro rata spin-off of Mobile Catering to KRTF shareholders of record on January 10, 2008 on a pro rata basis. Since KRTF’s business is related to the proposed activities of Mobile Catering, the KRTF directors decided it was in the best interest of KRTF and Mobile Catering and KRTF's shareholders to spin-off Mobile Catering to minimize any potential of conflict of interest.

          The shares of Mobile Catering are owned by KRTF, who will distribute the Mobile Catering shares once the Form SB-2 is effective with the Securities and Exchange Commission. The shares will be distributed by Corporate Stock Transfer, which acts as our transfer agent.

Proposed Business

We plan to develop a mobile catering operation. We will provide catering activities, such as those provided by KTRF, although through the use of mobile facilities. We plan to only provide mobile catering to events in places such as ski areas, resorts, public outdoor activities, such as sporting events, and other venues where the use of mobile catering facilities is economically feasible. These events include, but are not limited to, public festivals and ski and biking events. We plan to operate at any event where large groups of people could purchase concession items.

Our sales will be generated for individual events. The more events we hold, the more sales we generate. Our plan is to attempt to generate as many events as possible with our current resources. We currently have no full-time employees. We plan to hire part-time help as needed on an individual event basis.

We believe that the catering industry is thriving industry and has been steadily growing for the past thirty years. The catering industry is a subset of the restaurant industry and has been termed the accommodation and food services sector. The catering industry comprises establishments primarily engaged in providing single event-based food services. The catering industry is experiencing strong growth according to the trade journal Specialty Food News, which states that off-premise catering is the second biggest growth sector, second only to home meal replacement.

             We also believe that we must provide a high level of service for our customers. We believe that it is our responsibility to make certain that our products and services are satisfying for our catering customers.

Operations, Management and Employees

We initially plan to operate with one mobile catering unit. Our plan is to concentrate our operations in the Denver Metropolitan area and throughout the State of Colorado. This mobile catering unit will be organized to provide on-site catering for any project we undertake.

We have no full-time employees. We plan to use part-time independent help for specific events. As we expand, we intend to hire employees. However, we have no present plans to do so.

We will strive to maintain quality and consistency through the careful training and supervision of personnel and the establishment of, and adherence to, high standards relating to personnel performance, customer service, and maintenance of our facilities. We believe that we will be able to attract high quality, experienced personnel by paying competitive wages and salaries.

Marketing and Promotion

We expect to generate revenues in the next twelve months from catering operations using referrals from KRTF and unrelated individuals and entities that operate in the catering business. We also plan to market through direct contact with prospective customers. We have no sales representatives who solicit potential clients.

Patents and Trademarks

We do not currently have any patent or trademark protection. If we determine it is feasible to file for such trademark protection, we still have no assurance that doing so will prevent competitors from using the same or similar names, marks, concepts or appearance.

Competition

   The catering industry, in general, is intensely competitive. It is a fragmented industry, with no one company, or groups of companies in control. The relationships are typically local and based upon providing quality service and products. Generally, we compete with a number of local caterers, all of whom are larger and better-financed than we are. We must rely upon our contacts, referrals from customers, and repeat business to be successful.

Effect of Governmental Regulations: Compliance with Environmental Laws

We are subject to regulation as to our food service by health authorities. We do not believe this regulation is material. Otherwise, we are not subject to any material government or industry regulation.

Property

   We currently use the mailing address of the offices of KRTF for company use. We plan to occupy separate office facilities and obtain office furniture and equipment after the spin-off. We own no real estate nor have plans to acquire any real estate.

Legal Proceedings

   We are not a party to any material legal proceedings, nor is our property the subject of any material legal proceeding.

Management

Directors, executive officers and key employees

Name:	Age	Position:
Christopher Bell	29	President, Chief Executive Officer, Chief Financial Officer, Secretary-Treasurer and Director

Christopher Bell has been the President, Chief Executive Officer, Treasurer, Chief Financial Officer, Secretary-Treasurer and a Director of our company since inception on November 15, 2007. He has also been the President, Chief Executive Officer, Treasurer, Chief Financial Officer and a Director of Kurrant Food Enterprises, Inc., our parent, since its inception in May, 2005. In college, he worked for two years at Strater Hotel in Durango, Colorado, from 1997 to 1999. From 1999 to 2001, he was a Sous Chef at E.O.'s Chop House in Durango, CO. (a 4 star rated restaurant). From 2002 to 2005, he worked for Footers Catering, a catering company in Denver, Colorado as the Executive Chef until co-founding our company. Mr. Bell received a B.A. in Business Administration and Tourism and Resort Management at Fort Lewis College in Durango, CO. He will devote a minimum of forty hours per month to our operations.

Committees of the Board of Directors

   Currently, we do not have any committees of the Board of Directors.

Director and Executive Compensation

   No compensation has been paid and no stock options granted to any officer or director in the last three fiscal years.

Employment Agreements

   We have no written employment agreements with our executive officer.

Equity Incentive Plan

   We have not adopted an equity incentive plan, and no stock options or similar instruments have been granted to any of our officers or directors.

Indemnification and Limitation on Liability of Directors

   Our Articles of Incorporation limit the liability of our directors to the fullest extent permitted by Colorado law. Specifically, our directors will not be personally liable to our company or any of its shareholders for monetary damages for breach of fiduciary duty as directors, except liability for (i) any breach of the director's duty of loyalty to the corporation or its shareholders; (ii) acts or omissions not in good faith or which involve intentional misconduct or a knowing violation of law; (iii) voting for or assenting to a distribution in violation of Colorado Revised Statutes Section 7-106-401 or the articles of incorporation if it is established that the director did not perform his duties in compliance with Colorado Revised Statutes Section 7-108-401, provided that the personal liability of a director in this circumstance shall be limited to the amount of distribution which exceeds what could have been distributed without violation of Colorado Revised Statutes Section 7-106-401 or the articles of incorporation; or (iv) any transaction from which the director directly or indirectly derives an improper personal benefit. Nothing contained in the provisions will be construed to deprive any director of his right to all defenses ordinarily available to the director nor will anything herein be construed to deprive any director of any right he may have for contribution from any other director or other person.

   At present, there is no pending litigation or proceeding involving any of our directors, officers, employees or agents where indemnification will be required or permitted. Insofar as indemnification for liabilities arising under the Securities Act of 1933 may be permitted to our directors, officers and controlling persons pursuant to the foregoing provisions, or otherwise, we have been advised that in the opinion of the Commission such indemnification is against public policy as expressed in the Securities Act of 1933 and is, therefore, unenforceable.

Certain Relationships and Related Transactions

   On November 15, 2007, an organization named Spyglass Investment Partnership (“Spyglass ”) agreed to provide operating capital in the form of a loan of $250,000 to cover operating expenses. This loan is evidenced by an unsecured promissory note which is due November 15, 2008.The maturity date of this note may be extended at the option of Spyglass for a period of one year following the maturity date provided Spyglass  receives a renewal fee equal to 1.5% of the then outstanding principal balance due. However, the maturity date of this note will not be extended past November 15, 2009. The note is at an interest rate of 15% per annum, with interest payments to be made every ninety days, beginning ninety days for the date of the promissory note.

We issued have a total of 200,000 warrants to Spyglass, exercisable at a price of $0.001 per share subject to adjustment, for a period of five years from the date of issuance. These warrants were issued as an additional inducement for Spyglass  to loan us $250,000. The warrants are subject to registration rights.

Also, on November 15, 2007 four unaffiliated individuals loaned a total of $12,500 to us. We gave each of them promissory notes and warrants to purchase a total of 62,500 of our common shares under the same terms and conditions as the Spyglass note and warrant.

   Once the spin-off distribution is affected, Christopher Bell, will own and control 1,010,000 shares and thereby control approximately 80% of our outstanding shares. He will own 510,000 shares of record but controls additional shares through an option to purchase 500,000 shares from Travis Thompson. Mr. Bell has an option to purchase 500,000 shares of Mr. Thompson's common stock for a period beginning November 30, 2007 and ending November 30, 2009. This option may be exercised at any time.

There were 2,000,000 shares of common stock outstanding at November 30, 2007. To facilitate the one for ten distribution, 733,246 shares will be cancelled for no consideration, leaving a total of approximately 1,266,754 shares issued and outstanding, giving the KRTF shareholders one hundred percent ownership of us.

   We use the mailing address of the offices of KRTF for our mailing address. No expense provision for this use has been provided since it has been determined that it is immaterial.

 Principal Stockholders

   The following table sets forth, as of November 30, 2007, information regarding the anticipated future ownership of our common stock after the spin-off by:

*	persons who own more than 5% of our common stock;
*	each of our directors and each of our executive officers; and
*	all directors and executive officers as a group.

       We had 2,000,000 shares issued and outstanding as of November 30, 2007. The following table reflects our stock ownership assuming the completion of the spin-off of our shares to the shareholders of record of KRTF declared November 30, 2007, to be effective January 10, 2008. Each person has sole voting and investment power with respect to the shares shown, except as noted. As of November 30, 2007, KRTF had 2,000,000 shares issued and outstanding. In connection with the spin-off, KRTF will issue approximately 1,266,754 shares to KRTF shareholders. As a result, KRTF will cancel and return to authorized shares a total of 733,246 shares, giving the KRTF shareholders one hundred percent ownership of us.

Name and Address	No. of	Percentage
Beneficial	Common	of
Owner	Shares	Ownership(1)(2)

Christopher Bell(3)	510,000	40.3%
3029 S. Cherry Way
Denver, Colorado 80222

Travis Thompson(3)	510,000	40.3%
3029 S. Cherry Way
Denver, Colorado 80222

Sanders Huttner Partnership(4)	90,000	7.1%
Suite 202
Houston, Texas 77057

___________________

All Officers and	1,020,000	80.6%
Directors as a Group
(two persons)

___________________

(1)	All ownership is beneficial and of record, unless indicated otherwise.
(2)	Beneficial owners listed above have sole voting and investment power with respect to the shares shown, unless otherwise indicated.
(3)	Mr. Bell has an option to purchase 500,000 shares of Mr. Thompson's common stock for a period beginning November 30, 2007 and ending November 30, 2009. This option may be exercised at any time.
(4)	The partnership is controlled by Mr. Frederick A. Huttner and 50% owned by Mr. Huttner. Mr. Huttner is the step-father of Mr. Bell. Mr. Bell disclaims beneficial ownership of the Partnership's shares.

Federal Income Tax Considerations

General

 The following discusses U.S. federal income tax consequences of the spin-off transactions to KRTF stockholders who hold KRTF common stock as a capital asset. The discussion which follows is based on the Internal Revenue Code, Treasury Regulations issued under the Internal Revenue Code, and judicial and administrative interpretations of the Code, all as in effect as of the date of this Prospectus, all of which are subject to change at any time, possibly with retroactive effect. This summary is not intended as a complete description of all tax consequences of the spin-off, and in particular may not address U.S. federal income tax considerations applicable to KRTF stockholders who are subject to special treatment under U.S. federal income tax law. Stockholders subject to special treatment include, for example:

*
foreign persons (for income tax purposes, a non-U.S. person is a person who is not a citizen or a resident of the United States, or an alien individual who is a lawful permanent resident of the United States, or meets the substantial presence residency test under the federal income tax laws, or a corporation, partnership or other entity that is not organized in or under the laws of the United States or any state thereof or the District of Columbia),

*	financial institutions,

*	dealers in securities,

*	traders in securities who elect to apply a market-to-market method of accounting,

*	insurance companies,

*	tax-exempt entities,

*	holders who acquire their shares pursuant to the exercise of employee stock options or other compensatory rights, and

*	holders who hold KRTF common stock as part of a hedge, straddle, conversion or constructive sale.

       Further, no information is provided in this Prospectus with respect to the tax consequences of the spin-off under applicable foreign or state or local laws.

 KRTF stockholders are urged to consult with their tax advisors regarding the tax consequences of the spin-off to them, as applicable, including the effects of U.S. federal, state, local, foreign and other tax laws.

 We believe that the distribution will not qualify as a tax-free distribution because we do not believe it meets the requirements of Section 355 of the Code.

 Based upon the assumption that the spin-off fails to qualify as a tax-free distribution under Section 355 of the Code, then each KRTF stockholder receiving our shares of common stock in the spin-off generally would be treated as if such stockholder received a taxable distribution in an amount equal to the fair market value of our common stock when received. This would result in:

*	a dividend to the extent paid out of KRTF's current and accumulated earnings and profits at the end of the year in which the spin-off occurs; then

*
a reduction in your basis in KRTF common stock to the extent that the fair market value of our common stock received in the spin-off exceeds your share of the dividend portion of the distribution referenced above; and then

*	gain from the sale or exchange of KRTF common stock to the extent the amount received exceeds the sum of the portion taxed as a dividend and the portion treated as a reduction in basis.

*
each shareholder's basis in our common stock will be equal to the fair market value of such stock at the time of the spin-off. If a public trading market for our common stock develops, we believe that the fair market value of the shares will be equal to the public trading price of the shares on the distribution date. However, if a public trading market for our shares does not exist on the distribution date, other criteria will be used to determine fair market value, including such factors as recent transactions in our shares, our net book value and other recognized criteria of value.

 Following completion of the distribution, information with respect to the allocation of tax basis among KRTF and our common stock will be made available to the holders of KRTF common stock.

Back-up Withholding Requirements

 U.S. information reporting requirements and back-up withholding may apply with respect to dividends paid on and the proceeds from the taxable sale, exchange or other disposition of our common stock unless the stockholder:

*	is a corporation or comes within certain other exempt categories and, when required, demonstrates these facts; or

*
provides a correct taxpayer identification number, certifies that there has been no loss of exemption from back-up withholding and otherwise complies with applicable requirements of the back-up withholding rules.

 A stockholder who does not supply KRTF with his, her or its correct taxpayer identification number may be subject to penalties imposed by the I.R.S. Any amount withheld under these rules will be creditable against the stockholder's federal income tax liability. Stockholders should consult their tax advisors as to their qualification for exemption from back-up withholding and the procedure for obtaining such exemption. If information reporting requirements apply to the stockholder, the amount of dividends paid with respect to the stockholder's shares will be reported annually to the I.R.S. and to the stockholder.

Federal Securities Laws Consequences

Of the 1,266,754 shares of Mobile Catering common stock distributed to KRTF stockholders in the spin-off, all 1,266,754 shares will be freely transferable under the act, except for those securities received by persons who may be deemed to be affiliates of Mobile Catering under Securities Act rules. Persons who may be deemed to be affiliates of Mobile Catering after the spin-off generally include individuals or entities that control, are controlled by or are under common control with Mobile Catering, such as our directors and executive officers. Approximately 1,020,000 shares of our common stock will be held by affiliates after completion of the spin-off.

 Persons who are affiliates of Mobile Catering generally will be permitted to sell their shares of Mobile Catering common stock received in the spin-off only pursuant to Rule 144 under the Securities Act. However, because the shares received in the spin-off are not restricted securities, the holding period requirement of Rule 144 will not apply. As a result, Mobile Catering common stock received by Mobile Catering affiliates pursuant to the spin-off may be sold if certain provisions of Rule 144 under the Securities Act are complied with (e.g., the amount sold within a three-month period does not exceed the greater of one percent of the outstanding Mobile Catering common stock or the average weekly trading volume for Mobile Catering common stock during the preceding four-week period, and the securities are sold in "broker's transactions" and in compliance with certain notice provisions under Rule 144).

Description of Securities

 We are authorized to issue up to 50,000,000 shares of $0.001 par value common stock and 1,000,000 shares of $0.10 par value preferred stock. As of November 30, 2007, 2,000,000 shares of Common Stock and no shares of preferred stock were issued and outstanding. Following the spin-off, we believe that there will be approximately 88 stockholders of record, based upon the number of record holders of KRTF common shares as of the record date. All of our common shares distributed in the spin-off will be duly authorized, fully paid and non-assessable.   The shares of Mobile Catering are owned by KRTF, who will distribute the Mobile Catering shares once the Form SB-2 is effective with the Securities and Exchange Commission. The shares will be distributed by Corporate Stock Transfer, which acts as our transfer agent.

Common Stock

 The holders of common stock are entitled to one vote for each share held. The affirmative vote of a majority of votes cast at a meeting which commences with a lawful quorum is sufficient for approval of most matters upon which shareholders may or must vote, including the questions presented for approval or ratification at the Annual Meeting. However, amendments of the articles of incorporation require the affirmative vote of a majority of the total voting power for approval. Common shares do not carry cumulative voting rights, and holders of more than 50% of the common stock have the power to elect all directors and, as a practical matter, to control the company. Holders of common stock are not entitled to preemptive rights, and the common stock may only be redeemed at our election.

Preferred Stock

 We are authorized to issue up to 1,000,000 shares of $0.10 par value preferred stock. Our preferred shares are entitled to such rights, references and limitations as determined by our board of directors. At the present time, no rights, preferences or limitations have been established for our preferred shares.

 Although we currently do not have any plans to issue shares of preferred stock or to designate any series of preferred stock, there can be no assurance that we will not do so in the future. As a result, we could authorize the issuance of a series of preferred stock which would grant to holders preferred rights to our assets upon liquidation, the right to receive dividend coupons before dividends would be declared to common stockholders, and the right to the redemption of such shares, together with a premium, prior to the redemption to common stock. Our common stockholders have no redemption rights. In addition, our Board could issue large blocks of voting stock to fend off unwanted tender offers or hostile takeovers without further stockholder approval.

Warrants

 We have issued a total of 200,000 warrants to Spyglass , exercisable at a price of $0.001 per share subject to adjustment, for a period of five years from the date of issuance. These warrants were issued as an additional inducement for Spyglass  to loan us $250,000. The warrants are subject to registration rights.

We have issued a total of 62,500 warrants to four unaffiliated individuals exercisable at a price of $0.001 per share subject to adjustment, for a period of five years from the date of issuance. These warrants were issued as an additional inducement for these individuals to loan us $12,500. The warrants are subject to registration rights.

We issued have a total of 50,000 warrants to David Wagner & Associates, P.C. , exercisable at a price of $0.001 per share subject to adjustment, for a period of five years from the date of issuance. These warrants were issued as an additional legal fee to our law firm. The warrants are subject to registration rights.

Options

       We have not issued any options or other derivative securities.

Transfer Agent

           The stock transfer agent for our securities is Corporate Stock Transfer of Denver, Colorado.  Their address is 3200 Cherry Creek Drive South, Suite 430, Denver, Colorado 80209. Their phone number is (303)282-4800.

Reports to Stockholders

 We intend to furnish annual reports to stockholders which will include audited financial statements reported on by our independent certified public accountants. In addition, we will issue unaudited quarterly or other interim reports to stockholders as we deem appropriate.

Legal Matters

 The law firm of David Wagner & Associates, P.C. of Greenwood Village, Colorado has passed upon the validity of the shares being offered and certain other legal matters and is representing us in connection with this offering. After the spin-off, an affiliate of this firm will own 15,000 shares of our common stock.  We also issued have a total of 50,000 warrants to David Wagner & Associates, P.C. , exercisable at a price of $0.001 per share subject to adjustment, for a period of five years from the date of issuance. The warrants are subject to registration rights.

Experts

 The financial statements of Mobile Catering as of and for the year ended November 30, 2007 included herein and elsewhere in the Registration Statement have been audited by Ronald R. Chadwick, P.C. independent certified public accountants, to the extent set forth in their report appearing herein and elsewhere in the Registration Statement. Such financial statements have been so included in reliance upon the report of such firm given upon their authority as experts in auditing and accounting.

Where You Can Find More Information

 You may read and copy any document we file at the Commission's Public Reference Room in Washington, D.C. The Public Reference Room is located in Room 1580, 100 F Street N.E., Washington, D.C. 20549. Please call the Commission at 1-800-SEC-0330 for further information on the Public Reference Rooms. You can also obtain copies of our Commission filings by going to the Commission's website at http://www.sec.gov.

 We have filed with the Commission a Registration Statement on Form SB-2 to register the shares of our common stock to be distributed in the spin-off. This prospectus is part of that Registration Statement and, as permitted by the Commission's rules, does not contain all of the information set forth in the Registration Statement. For further information about our company or our common stock, you may refer to the Registration Statement and to the exhibits filed as part of the Registration Statement.

 We are not currently subject to the informational filing requirements of the Exchange Act. However, as a result of this offering, we will become subject to these requirements and will file periodic reports, including annual reports containing audited financial statements, reports containing unaudited interim financial statements, quarterly and special reports, proxy statements and other information with the Commission. We will provide without charge to each person who receives this prospectus copies of our reports and other information which we file with the Commission. Your request for this information should be directed to our President and Chief Financial Officer, Christopher Bell, at our corporate office in Denver, Colorado. You can also review this information at the public reference rooms of the Commission and on the Commission's website as described above.

KURRANT MOBILE CATERING, INC.

(A Development Stage Company)

FINANCIAL STATEMENTS

 November 30, 2007

with

REPORT OF INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM

RONALD R. CHADWICK, P.C.
Certified Public Accountant
2851 South Parker Road, Suite 720
Aurora, Colorado  80014
Telephone (303)306-1967
Fax (303)306-1944

REPORT OF INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM

Board of Directors
Kurrant Mobile Catering, Inc.
Denver, Colorado

I have audited the accompanying balance sheet of Kurrant Mobile Catering, Inc. as of November 30, 2007, and the related statements of operations, stockholders' equity and cash flows for the period from October 15, 2007 (inception) through November 30, 2007.  These financial statements are the responsibility of the Company's management. My responsibility is to express an opinion on these financial statements based on my audit.

I conducted my audit in accordance with the standards of the Public Company Accounting Oversight Board (United States). Those standards require that I plan and perform the audit to obtain reasonable assurance about whether the financial statements are free of material misstatement. An audit includes examining, on a test basis, evidence supporting the amounts and disclosures in the financial statements. An audit also includes assessing the accounting principles used and significant estimates made by management, as well as evaluating the overall financial statement presentation.  I believe that my audit provides a reasonable basis for my opinion.

In my opinion, the financial statements referred to above present fairly, in all material respects, the financial position of Kurrant Mobile Catering, Inc. as of November 30, 2007, and the related statements of operations, stockholders' equity and cash flows for the period from October 15, 2007 (inception) through November 30, 2007 in conformity with accounting principles generally accepted in the United States of America.

The accompanying financial statements have been prepared assuming that the Company will continue as a going concern. As discussed in Note 6 to the financial statements, the Company has suffered a loss from operations, and has a working capital deficit and stockholders deficit and in all likelihood will be required to make significant future expenditures in connection with marketing efforts along with general administrative expenses, which raises substantial doubt about its ability to continue as a going concern. Management’s plan in regard to these matters is also discussed in Note 6. The financial statements do not include any adjustments that might result from the outcome of this uncertainty.

Aurora, Colorado                                                                            /s/ Ronald R. Chadwick, P.C.
December 12, 2007                                                                            RONALD R. CHADWICK, P.C.

KURRANT MOBILE CATERING, INC.
(A Development Stage Company)
BALANCE SHEET

Nov. 30, 2007
ASSETS

Current assets
Cash	$8,500
Total current assets	8,500

Total Assets	$8,500

LIABILITIES &
STOCKHOLDERS' EQUITY

Current liabilities
Accrued payables	$112
Notes payable - related parties	5,000
Notes payable	12,500
Total current liabilties	17,612

Total Liabilities	17,612

Stockholders' Equity
Preferred stock, $.01 par value;
1,000,000 shares authorized;
no shares issued and outstanding	-
Common stock, $.001 par value;
50,000,000 shares authorized;
2,000,000 shares issued and outstanding	2,000
Additional paid in capital	3,125
Deficit accumulated during the dev. stage	(14,237)

Total Stockholders' Equity	(9,112)

Total Liabilities and Stockholders' Equity	$8,500

The accompanying notes are an integral part of the financial statements.

STATEMENT OF OPERATIONS
KURRANT MOBILE CATERING, INC.
(A Development Stage Company)

Period From
Oct. 15, 2007
(Inception)
Through
Nov. 30, 2007

Revenue	$-

Operating expenses:
Depreciation	-
General and administrative	14,125
14,125

Gain (loss) from operations	(14,125)

Other income (expense):
Interest expense	(112)

Income (loss) before
provision for income taxes	(14,237)

Provision for income tax	-

Net income (loss)	$(14,237)

Net income (loss) per share
(Basic and fully diluted)	$(0.01)

Weighted average number of
common shares outstanding	2,000,000

The accompanying notes are an integral part of the financial statements.

KURRANT MOBILE CATERING, INC.
(A Development Stage Company)
STATEMENT OF STOCKHOLDERS' EQUITY

				Deficit
				Accumulated
	Common Stock			During The	Stock-
		Amount	Paid In	Development	holders'
	Shares	($.001 Par)	Capital	Stage	Equity

Balances at Oct. 15, 2007 (Inception)	-	$-	$-	$-	$-

Compensatory stock issuances	2,000,000	2,000			2,000

Compensatory warrant issuances			3,125		3,125

Net income (loss) for the period				(14,237)	(14,237)

Balances at November 30, 2007	2,000,000	$2,000	$3,125	$(14,237)	$(9,112)

The accompanying notes are an integral part of the financial statements.

KURRANT MOBILE CATERING, INC.
(A Development Stage Company)
STATEMENT OF CASH FLOWS

Period From
Oct. 15, 2007
(Inception)
Through
Nov. 30, 2007
Cash Flows From Operating Activities:
Net income (loss)	$(14,237)

Adjustments to reconcile net loss to
net cash provided by (used for)
operating activities:
Depreciation	-
Accrued payables	112
Compensatory stock issuances	2,000
Compensatory warrant issuances	3,125
Net cash provided by (used for)
operating activities	(9,000)

Cash Flows From Investing Activities:
-
Net cash provided by (used for)
investing activities	-

The accompanying notes are an integral part of the financial statements.

KURRANT MOBILE CATERING, INC.
(A Development Stage Company)
STATEMENT OF CASH FLOWS

(Continued From Previous Page)

Period From
Oct. 15, 2007
(Inception)
Through
Nov. 30, 2007

Cash Flows From Financing Activities:
Notes payable - borrowings	17,500
Net cash provided by (used for)
financing activities	17,500

Net Increase (Decrease) In Cash	8,500

Cash At The Beginning Of The Period	-

Cash At The End Of The Period	$8,500

Schedule Of Non-Cash Investing And Financing Activities

None

Supplemental Disclosure

Cash paid for interest	$-
Cash paid for income taxes	$-

The accompanying notes are an integral part of the financial statements.

KURRANT MOBILE CATERING, INC.
NOTES TO  FINANCIAL STATEMENTS

NOTE 1. ORGANIZATION, OPERATIONS AND SUMMARY OF SIGNIFICANT ACCOUNTING POLICIES:

Kurrant Mobile Catering, Inc. (the “Company”), was incorporated in the State of Colorado on October 15, 2007. The Company is a wholly owned subsidiary of Kurrant Food Enterprises, Inc., and was formed to provide mobile catering services to individuals, businesses and other organizations. The Company is currently considered to be in the development stage, having generated no revenues and conducted only limited activities.

Fiscal year

The Company employs a fiscal year ending November 30.

Cash and cash equivalents

The Company considers all highly liquid investments with an original maturity of three months or less as cash equivalents.

Use of Estimates

The preparation of financial statements in conformity with generally accepted accounting principles requires management to make estimates and assumptions that affect reported amounts of assets and liabilities and disclosure of contingent assets and liabilities at the date of the financial statements and the reported amounts of revenues and expenses during the reporting period. Actual results could differ from those estimates.

Income tax

The Company accounts for income taxes under Statement of Financial Accounting Standards No. 109 (“SFAS 109”). Under SFAS 109 deferred taxes are provided on a liability method whereby deferred tax assets are recognized for deductible temporary differences and operating loss carryforwards and deferred tax liabilities are recognized for taxable temporary differences. Temporary differences are the differences between the reported amounts of assets and liabilities and their tax bases. Deferred tax assets are reduced by a valuation allowance when, in the opinion of management, it is more likely than not that some portion or all of the deferred tax assets will not be realized. Deferred tax assets and liabilities are adjusted for the effects of changes in tax laws and rates on the date of enactment.

Net income (loss) per share

The net income (loss) per share is computed by dividing the net income (loss) by the weighted average number of shares of common outstanding. Warrants, stock options, and common stock issuable upon the conversion of the Company's preferred stock (if any), are not included in the computation if the effect would be anti-dilutive and would increase the earnings or decrease loss per share.

KURRANT MOBILE CATERING, INC.
NOTES TO  FINANCIAL STATEMENTS

NOTE 1. ORGANIZATION, OPERATIONS AND SUMMARY OF SIGNIFICANT ACCOUNTING POLICIES (Continued):

Revenue recognition

Revenue is recognized on an accrual basis after services have been performed under contract terms, the event price to the client is fixed or determinable, and collectibility is reasonably assured. Standard contract policy calls for partial payment up front with balance due upon receipt of final billing.

Property and equipment

Property and equipment are recorded at cost and depreciated under the straight line method over each item's estimated useful life..

Financial Instruments

The carrying value of the Company’s financial instruments, as reported in the accompanying balance sheet, approximates fair value.

Stock based compensation

The Company accounts for employee and non-employee stock awards under SFAS 123(r), whereby equity instruments issued to employees for services are recorded based on the fair value of the instrument issued and those issued to non-employees are recorded based on the fair value of the consideration received or the fair value of the equity instrument, whichever is more reliably measurable.

NOTE 2. NOTES PAYABLE

At November 30, 2007 the Company owed a related party $5,000 under a note payable due November 15, 2008, unsecured, bearing interest at 15% per annum, and requiring quarterly interest only payments with the entire principal amount payable on the due date. The due date may be extended for up to one year to November 15, 2009 by the Company by payment of a 1.5% of outstanding principal extension fee. The Company also owed non-related parties $12,500 on notes payable taken out under the same terms. Accrued interest payable at November 30, 2007 under all the notes was $112 with interest expense for the period from October 15, 2007 (inception) through November 30, 2007 in the same amount. The total amount of notes payable, $17,500 is due within one year and is a current liability at November 30, 2007.

The face amount of the related party note is $250,000, although at November 30, 2007 only $5,000 of the face amount had been advanced.

KURRANT MOBILE CATERING, INC.
NOTES TO  FINANCIAL STATEMENTS

NOTE 3. INCOME TAXES

Deferred income taxes arise from the temporary differences between financial statement and income tax recognition of net operating losses. These loss carryovers are limited under the Internal Revenue Code should a significant change in ownership occur. The Company accounts for income taxes pursuant to SFAS 109. At November 30, 2007, the Company had approximately $14,000 in unused federal net operating loss carryforwards, which begin to expire principally in the year 2027. A deferred tax asset of approximately $2,800 resulting from the loss carryforward has been offset by a 100% valuation allowance. The change in the valuation allowance in fiscal year 2007 was approximately $2,800.

NOTE 4. STOCK COMPENSATION

The Company issued its parent corporation 2,000,000 common shares valued at $2,000 for formation stage consulting services.

Stock options and warrants

At November 30, 2007 the Company had stock options and warrants outstanding as described below.

Non-employee stock options and warrants

The Company accounts for non-employee stock options and warrants under SFAS 123(r), whereby option and warrant costs are recorded based on the fair value of the consideration received or the fair value of the equity instruments issued, whichever is more reliably measurable. Unless otherwise provided for, the Company covers option and warrant exercises by issuing new shares.

The Company had no outstanding options or warrants at October 15, 2007. During the period from October 15, 2007 (inception) through November 30, 2007 the Company issued 312,500 common stock purchase warrants for $3,125 in services, allowing the holder to purchase one share of common stock per warrant at an exercise price of $.001, exercisable through November 12, 2012. No warrants were exercised, expired or were cancelled during the period, leaving a November 30, 2007 balance of 312,500 non-employee stock warrants outstanding.

Employee stock options

The Company accounts for employee stock options under SFAS 123(r). Unless otherwise provided for, the Company covers option exercises by issuing new shares. There were no employee stock options issued or outstanding at November 30, 2007.

KURRANT MOBILE CATERING, INC.
NOTES TO  FINANCIAL STATEMENTS

NOTE 5. CONTINGENCIES

The Company’s parent corporation, Kurrant Food Enterprises, Inc. is planning to file a registration statement with the SEC to spin-off the Company as an independent entity.

NOTE 6.  GOING CONCERN

The Company has suffered a loss from operations and has a working capital deficit and stockholders' deficit, and in all likelihood will be required to make significant future expenditures in connection with marketing efforts along with general administrative expenses. These conditions raise substantial doubt about the Company’s ability to continue as a going concern.

The Company may raise additional capital through the sale of its equity securities, through an offering of debt securities, or through borrowings from financial institutions. By doing so, the Company hopes through marketing efforts to generate revenues from sales of its mobile catering services. Management believes that actions presently being taken to obtain additional funding provide the opportunity for the Company to continue as a going concern.

Until  April 6, 2008 (90 days after the date of this prospectus), all dealers affecting transactions in the shares offered by this prospectus - whether or not participating in the offering - may be required to deliver a copy of this prospectus. Dealers may also be required to deliver a copy of this prospectus when acting as underwriters and for their unsold allotments or subscriptions.
		Spin-Off of
		1,266,754 Shares
________________________		of Common Stock

TABLE OF CONTENTS		KURRANT
		MOBILE CATERING, INC.

Questions and Answers	4
About the Spin-Off	4
About the Prospectus Summary	4
Forward-Looking Statements	5
Summary	5
Risk Factors	6
Spin-Off and Plan of Distribution	10	Common Stock
Capitalization	11
Certain Market Information	12
Selected Financial Information	13
Management Discussion	14
Business	16
Management	18	____________________
Certain Relationships and Related Transactions	18
Principal Stockholders	20	PROSPECTUS
Federal Income Tax Considerations	21	____________________
Federal Securities Laws Consequences	23
Description of Securities	23
Transfer Agent	24
Legal Matters	25
Experts	25
Where You Can Find More Information	25	January 7, 2008, as amended on February 8, 2008
Financial Statements	26